EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2020 Financial Results

MENLO PARK, Calif., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter of fiscal year 2020 ended October 2, 2020.

“We are pleased with the improvements that we have seen across our business and believe that our third quarter results demonstrate resilience in our model. While net revenues declined 2% year-over-year, we expanded EBITDA1 margin by 60 basis points. Companies and governments alike are adopting new ways to conduct business, from testing new procedures and protocols to designing new products and navigating new regulatory challenges. Clients continue to call on Exponent’s multi-disciplinary teams for sound advice as they evolve, adapt and innovate,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“The demand for Exponent’s interdisciplinary solutions is durable as society continues to raise its expectations for safety, health, sustainability, and reliability, and as technologies continue to increase in complexity. The COVID-19 pandemic has increased complexity in our system, and further challenged society’s expectations for health and safety. Despite any risks or uncertainties related to the pandemic that may still be ahead of us, the bar will continue to be raised. Exponent is capitalizing on these persistent secular trends, and we remain focused on demonstrating our leadership through the same seriousness, intellectual rigor, and fact-based analysis that we have employed for over 50 years. These market drivers combined with Exponent’s world-class team of subject-matter experts will fuel long-term growth,” continued Dr. Corrigan.

Third Quarter Financial Results

Total revenues in the third quarter of 2020 decreased 3% to $98.7 million, as compared to $101.5 million in the same quarter of 2020. Revenues before reimbursements decreased 2% to $93.5 million as compared to $95.5 million in the same period one year ago.

Net income decreased to $18.1 million, or $0.34 per diluted share, in the third quarter of 2020, as compared to $19.6 million, or $0.36 per diluted share, in the same period of 2019. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the third quarter of 2020 was $0 as compared to $1.7 million in the same period last year. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 26.6% in the third quarter, as compared to 22.1% for the same period in 2019.

EBITDA1 for the quarter was $26.0 million, flat with the EBITDA1 achieved in the third quarter of 2019.

Year to Date Financial Results

For the first nine months of 2020, total revenues and revenues before reimbursements decreased 3% to $296.7 million and $281.1 million, respectively, as compared to $307.1 million and $289.2 million in the same period of 2019.

Net income was $60.7 million, or $1.14 per diluted share, in the first nine months of 2020, as compared to $63.3 million, or $1.17 per diluted share, in the same period of 2019. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first nine months of 2020 was $9.7 million as compared to $7.4 million in the same period last year. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 13.4% in the first nine months of 2020, as compared to 18.1% for the same period last year.

EBITDA1 in the first nine months of 2020 decreased to $73.8 million, as compared to $79.4 million in the same period one year ago.

Year to date, Exponent distributed $29.9 million in dividends, repurchased $40.0 million in common stock and closed the period with $207.7 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.19 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s third quarter and year to date net revenues. Net revenues in this segment decreased approximately 3% in the third quarter and decreased approximately 4% in the first nine months, as compared to last year. Clients continue to demand Exponent’s interdisciplinary solutions for increasingly sophisticated systems and devices. At the same time, our litigation support work continues to be impacted by the pandemic as assignments have been paused due to court-related delays. The number of trials is gradually increasing as court systems develop virtual and socially distant trial protocols. We also continued to experience some delays in human participant studies. Exponent’s work in integrity management advisory services for the utilities sector remained strong as clients focus on power reliability, in particular due to fire safety concerns in the western United States.

Exponent’s environmental and health segment represented approximately 20% of the Company’s third quarter and year to date net revenues. Net revenues in this segment increased approximately 2% in the third quarter and approximately 3% year to date as compared to last year. This segment also experienced delays in litigation related projects for the transportation and oil and gas industries. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Exponent has been engaged by industry and government to help in the response to the coronavirus. We continue to advise clients with respect to disinfectant products and procedures, COVID-19 testing, contact tracing, and occupational health and safety. Exponent has recently been engaged by the U.S. Army and Navy to conduct a preliminary deployment of wearable technology platforms for COVID-19 risk monitoring and mitigation. The goal of this program is to implement and utilize this approach to protect the health and safety of service personnel while collecting the necessary data to support a validation of the technologies. Exponent is uniquely qualified to execute this program with our interdisciplinary team of experts in wearable technology, human factors, health sciences and data sciences.

Business Outlook
For more than 50 years, Exponent has been called on to advise clients on the causes of failures as well as how to produce safer, healthier, more sustainable and more reliable products and processes. Our market drivers are strong, and demand for our services has continued despite ongoing uncertainties and economic turbulence.

“While we continue to see improvement across the business and have increased confidence in our ability to forecast our fourth quarter results, there remains uncertainty with regard to the course of the pandemic and related restrictions. As a reminder, the 13-week fourth quarter of this year will be compared with a 14-week fourth quarter of 2019. As a result, we will experience an 8% to 9% year-over-year revenue headwind due to the five less working days in the quarter this year. Further, due to the impact of continued business, travel and physical distancing restrictions caused by the COVID-19 pandemic, net revenues for the first three weeks of the fourth quarter of 2020 declined approximately 5% to 7% year-over-year. Assuming the activity levels of the first three weeks of the quarter continue and considering the impact of five less working days, we anticipate revenues before reimbursements to decline 12% to 15% in the quarter, and we expect EBITDA margin to decline 250 to 350 basis points from the 27.1% achieved in the fourth quarter of 2019. This would result in a mid-single digit decline in net revenue and 125 to 175 basis point decline in EBITDA margin for the 52-week fiscal year 2020 as compared to the 53-week fiscal year 2019. While there are opportunities for near-term improvement, there could also be further reduction to our revenues in the short term due to continued uncertainty,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Exponent has a long history and strong track record of delivering for all of our stakeholders. Diverse clients within industry and government are calling on Exponent to deliver expert advice as they evolve to overcome increasingly complex challenges. Our expert teams are more committed than ever to delivering actionable thought leadership and scientific analysis, and our reputation has positioned us for continued success over the long-term,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 29, 2020, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (866) 548-4713 or (323) 794-2093. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 1075168#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 2, 2020 and September 27, 2019
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019

Revenues
Revenues before reimbursements	$93,499	$95,506	$281,082	$289,170
Reimbursements	5,164	6,042	15,579	17,915

Revenues	98,663	101,548	296,661	307,085

Operating expenses
Compensation and related expenses	62,419	58,526	180,541	185,616
Other operating expenses	7,839	8,345	23,736	24,448
Reimbursable expenses	5,164	6,042	15,579	17,915
General and administrative expenses	2,834	5,451	11,290	15,345

	78,256	78,364	231,146	243,324

Operating income	20,407	23,184	65,515	63,761

Other income (expense), net
Interest income, net	316	915	1,496	2,894
Miscellaneous income, net	3,915	1,112	3,096	10,729
	4,231	2,027	4,592	13,623

Income before income taxes	24,638	25,211	70,107	77,384

Income taxes	6,554	5,578	9,395	14,045

Net income	$18,084	$19,633	$60,712	$63,339

Net income per share:
Basic	$0.35	$0.37	$1.16	$1.20
Diluted	$0.34	$0.36	$1.14	$1.17

Shares used in per share computations:
Basic	52,316	52,802	52,383	52,694
Diluted	53,209	54,002	53,342	53,906

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 2, 2020 and January 3, 2020
(unaudited)
(in thousands)

	October 2,	January 3,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$187,632	$176,436
Short-term investments	20,086	55,165
Accounts receivable, net	109,964	120,138
Prepaid expenses and other assets	10,967	12,305
Total current assets	328,649	364,044
Property, equipment and leasehold improvements, net	60,395	61,587
Operating lease right-of-use asset	20,085	23,003
Goodwill	8,607	8,607
Other assets	116,930	106,170
	$534,666	$563,411

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$18,552	$18,583
Accrued payroll and employee benefits	62,740	86,723
Deferred revenues	9,390	12,710
Operating lease liability	5,689	5,944
Total current liabilities	96,371	123,960
Other liabilities	79,934	71,042
Operating lease liability	15,164	18,158
Total liabilities	191,469	213,160

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	261,713	244,935
Accumulated other comprehensive loss	(2,984)	(1,760)
Retained earnings	409,995	384,668
Treasury stock, at cost	(325,593)	(277,658)
Total stockholders' equity	343,197	350,251
	$534,666	$563,411

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended October 2, 2020 and September 27, 2019
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019

Net Income	$18,084	$19,633	$60,712	$63,339

Add back (subtract):

Income taxes	6,554	5,578	9,395	14,045
Interest income, net	(316)	(915)	(1,496)	(2,894)
Depreciation and amortization	1,689	1,672	5,176	4,904

EBITDA (1)	26,011	25,968	73,787	79,394

Stock-based compensation	3,726	3,844	13,326	13,585

EBITDAS (1)	$29,737	$29,812	$87,113	$92,979

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.